   As filed with the Securities and Exchange Commission on November 8, 2000
                                                                       333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                          ARCHSTONE COMMUNITIES TRUST
            (Exact Name of Registrant as Specified in its Charter)

                  Maryland                                       74-6056896
        (State or Other Jurisdiction                          (I.R.S. Employer
      of Incorporation or Organization)                    Identification Number)

                           7670 South Chester Street
                           Englewood, Colorado 80112
                                (303) 708-5959
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                               ----------------
                                  Copies to:

               Caroline Brower                                Michael T. Blair
                  Secretary                                 Mayer, Brown & Platt
          7670 South Chester Street                       190 South LaSalle Street
          Englewood, Colorado 80112                       Chicago, Illinois 60603
               (303) 708-5959                                  (312) 782-0600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ----------------
   Approximate date of commencement of proposed sale to public: From time to time after the registration statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. .

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. .

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     Proposed Maximum Proposed Maximum
                            Amount      Aggregate        Aggregate      Amount of
 Title of Shares to be      to be     Offering Price      Offering     Registration
       Registered         Registered   Per Unit(1)        Price(1)         Fee
-----------------------------------------------------------------------------------
Common Shares of
 Beneficial Interest,
 $1.00 par value per
 share.................   35,471,214      $23.25      $824,705,725.50  $217,722.31
-----------------------------------------------------------------------------------
Preferred Share Purchase
 Rights................   35,471,214       N/A              N/A            N/A
-----------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for purposes of determining the registration fee, based on the average of the high and low sales prices of Common Shares on November 3, 2000.

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. The + +selling shareholder may not sell these securities until the registration + +statement filed with the SEC is effective. This prospectus is not an offer to +
+sell these securities and it is not soliciting an offer to buy these          +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                             DATED NOVEMBER 8, 2000

PROSPECTUS

                          ARCHSTONE COMMUNITIES TRUST

                            35,471,214 Common Shares

                                 ------------

  This prospectus relates to the public offering from time to time of up to 35,471,214 of our common shares of beneficial interest by Security Capital Group Incorporated, which is currently our largest shareholder.

  Our common shares are listed on the New York Stock Exchange under the symbol "ASN".

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------


                The date of this prospectus is           , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Forward-Looking Information................................................   2
Archstone Communities Trust................................................   3
Where You Can Find More Information........................................   3
Use of Proceeds............................................................   4
Description of Common Shares...............................................   4
Federal Income Tax Considerations..........................................   8
Selling Shareholder........................................................  17
Plan of Distribution.......................................................  21
Experts....................................................................  21
Legal Matters..............................................................  22

                           FORWARD-LOOKING STATEMENTS

   This prospectus, including the documents we incorporate by reference, contains "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about the industry and markets in which we operate. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Information concerning expected investment balances, expected funding sources, planned investments and revenue and expense growth assumptions are examples of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

                          ARCHSTONE COMMUNITIES TRUST

   Archstone is a real estate operating company focused on the operation, development, acquisition, redevelopment and long-term ownership of apartment communities in markets and sub-markets with high barriers to entry throughout the United States. Our principal focus is to maximize shareholder value by:

  . Owning apartment communities in markets with high barriers to entry, limited new supply and strong economic growth;

  . Generating long-term sustainable growth in cash flow from operations;

  . Creating value through the development of new apartment communities;

  . Managing our invested capital, through the disposition of assets that no longer meet our investment objectives, in an effort to maximize long-term value creation; and

  . Leveraging technology to strengthen our brand position and reputation for quality through superior customer service to our residents.

We were formed in 1963 and are organized as a real estate investment trust under the laws of Maryland. Our principal executive offices are located at 7670 South Chester Street, Englewood, Colorado 80112, and our telephone number is
(303) 708-5959.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings, including reports, proxy statements and other information, are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Our outstanding common shares are listed on the New York Stock Exchange and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common shares being offered. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information, your attention is directed to the registration statement. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the SEC.

   The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

  . Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

  . Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, and June 30, 2000;

  . The description of the common shares contained in our registration statement on Form 8-A, as amended; and

  . The description of the preferred share purchase rights contained in our registration statement on Form 8-A, as amended.

   You should be aware that any statement contained in this prospectus or in a document incorporated by reference may be modified or superseded by a document filed with the SEC at a later date. Any statement which has been modified or superseded shall not be considered to constitute a part of this prospectus.

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

     Secretary
     Archstone Communities Trust
     7670 South Chester Street
     Englewood, Colorado 80112
     (303) 708-5959

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale by Security Capital of the common shares. We will pay all expenses of the registration and sale of the common shares, other than selling commissions and fees and share transfer taxes and other than fees and disbursements of counsel for Security Capital.

                          DESCRIPTION OF COMMON SHARES

General

   We are authorized by our Amended and Restated Declaration of Trust, as amended, to issue up to 250,000,000 shares of beneficial interest, par value $1.00 per share, consisting of common shares, preferred shares and such other types or classes of shares of beneficial interest as the board of trustees may create and authorize from time to time. At October 31, 2000 122,484,688 common shares were issued and outstanding and held of record by 3,257 shareholders.

   The following description sets forth the general terms and provisions of the common shares. The statements below describing the common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the declaration of trust and Amended and Restated Bylaws.

   The outstanding common shares are fully paid and, except as set forth below under "--Shareholder liability," non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by the board of trustees out of funds legally available therefor. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any of our securities. In the event of a liquidation, dissolution or winding up of our affairs, the holders of the common shares are entitled to share ratably in our assets remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on our outstanding preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The rights of holders of the common shares are subject to the rights and preferences established by the board of trustees for our outstanding preferred shares and any other series of preferred shares which may subsequently be issued by us.

Purchase rights

   On July 11, 1994, the board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, payable to holders of common shares of record at the close of business on July 21, 1994. The holders of any additional common shares issued after that date and before the redemption or expiration of the purchase rights are also entitled to receive one purchase right for each such additional common share. Each purchase right entitles the holder under various circumstances to purchase from us one one-hundredth of a share of a series of participating preferred shares, par value $1.00 per share, at a price of $60.00 per one one-hundredth of a participating preferred share, subject to adjustment. Purchase rights are exercisable when a person or group of persons acquires 20% or more of the outstanding common shares (49% in the case of Security Capital and its affiliates) or announces a tender offer or exchange offer for 25% or more of the outstanding common shares. Under various circumstances, each purchase right entitles the holder to purchase, at the purchase right's then current exercise price, a number of common shares having a market value of twice the purchase right's exercise price. The acquisition of us pursuant to specific types of mergers or other business transactions would entitle each holder to purchase, at the purchase right's then current exercise price, a number of the acquiring company's common shares having a market value at the time equal to twice the purchase right's exercise price. The purchase rights held by certain 20% shareholders, other than Security Capital, would not be exercisable. The purchase rights will expire on July 21, 2004 and are subject to redemption in whole, but not in part, at a price of $0.01 per purchase right payable in cash, our shares or any other form of consideration determined by the board of trustees.

Transfer agent

   The transfer agent and registrar for the common shares is ChaseMellon Shareholder Services, L.L.C. The common shares are listed on the New York Stock Exchange under the symbol "ASN".

Classified board of trustees

   Under the declaration of trust, the board of trustees is divided into three classes of trustees, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of trustees constituting the entire board of trustees. The term of office of each trustee is three years and until his or her successor is elected and qualifies, subject to prior death, resignation or removal. At the 2000 annual meeting of shareholders, Class II trustees were elected; at the 2001 annual meeting of shareholders, Class III trustees will be elected; and at the 2002 annual meeting of shareholders, Class I trustees will be elected. At each succeeding annual meeting of shareholders, beginning in 2003, successors to the class of trustees whose term expires at that annual meeting will be elected. If the authorized number of trustees constituting the board of trustees is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of trustees in each class as nearly equal as possible, and any additional trustee of any class elected to fill a vacancy resulting from an increase in such class will hold office until the next annual meeting of shareholders, but in no case will a decrease in the number of trustees constituting the board of trustees shorten the term of any incumbent trustee. The staggered board provision is designed to provide for a level of continuity of membership in the board of trustees. This continuity provides us with consistency in management and business approach over time. The staggered board provision may have the effect of making it more difficult for a third party to acquire control of us without the consent of the board of trustees.

Restriction on size of holdings of shares

   For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our shares, after taking into account options to acquire shares, may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities and constructive ownership among specified family members, during the last half of a taxable year or during a proportionate part of a short taxable year. Our shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

   Subject to various exceptions, no holder is permitted to own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in number of shares or value of the outstanding shares. The board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of trustees and upon such other conditions as the board of trustees may direct, may also exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to us of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the ownership limit. The board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a real estate investment trust. Any transfer of shares that would:

     (1) create a direct or indirect ownership of shares in excess of the ownership limit;

     (2) result in shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in
  Section 856(a) of the Internal Revenue Code; or

     (3) result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code,

shall be null and void, and the intended transferee will acquire no rights to shares. The foregoing restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust. The declaration of trust excludes Security Capital and its affiliates from the foregoing ownership restriction to the extent that Security Capital beneficially owns 49% or less of our outstanding shares.

   Any shares the purported transfer of which would result in a person owning shares in excess of the ownership limit or cause us to become "closely held" under Section 856(h) of the Internal Revenue Code that is not otherwise permitted as provided above will constitute excess shares. These excess shares will be transferred pursuant to the declaration of trust to a party not affiliated with us who is designated by us as the trustee of a trust for the exclusive benefit of an organization described in Sections 170(b)(1)(A) and 170(c) of the Internal Revenue Code and identified by the board of trustees as the beneficiary or beneficiaries of the trust, until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions of ownership. While these excess shares are held in trust, distributions on such excess shares will be paid to the trust for the benefit of the beneficiary and may only be voted by the trustee for the benefit of the beneficiary. Subject to the ownership limit, the excess shares will be transferred by the trustee at our direction to any person, if the excess shares would not be excess shares in the hands of such person. The purported transferee will receive the lesser of:

     (1) the price paid by the purported transferee for the excess shares, or, if no consideration was paid, fair market value on the day of the event causing the excess shares to be held in trust; and

     (2) the price received from the sale or other disposition of the excess shares held in trust.

   Any proceeds in excess of the amount payable to the purported transferee will be paid to the beneficiary. In addition, such excess shares held in trust are subject to purchase by us for a 90-day period at a purchase price equal to the lesser of:

     (1) the price paid for the excess shares by the purported transferee, or, if no consideration was paid, fair market value at the time of event causing the shares to be held in trust; and

     (2) the fair market value of the excess shares on the date we elect to purchase.

   Fair market value, for these purposes, means the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation systems over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the board of trustees.

   From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions, other than liquidating distributions, voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. Any distribution paid to a purported transferee on excess shares prior to the discovery by us that such excess shares have been transferred in violation of the provisions of the declaration of trust will be repaid, upon demand, to us, and we will pay any such amounts to the trust for the benefit of the beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring such excess shares and to hold such excess shares on our behalf.

   All certificates evidencing shares will bear a legend referring to the restrictions described above.

   All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5%, as provided in the rules and regulations promulgated under the Internal Revenue Code, of the number or value of our outstanding shares must give us a written notice containing certain information by January 31 of each year. In addition, each shareholder is upon demand required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as the board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a real estate investment trust, to determine our status as a real estate investment trust, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

   The ownership limitations under the declaration of trust are designed to protect our real estate investment trust status. The limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Indemnification of trustees and officers

   The Maryland statutory law governing real estate investment trusts permits a real estate investment trust to indemnify or advance expenses to trustees, officers, employees, and agents of the real estate investment trust to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under Maryland statutory law. Under the declaration of trust, we are required to indemnify each trustee, officer and employee and may indemnify any agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was one of our trustees, officers, employees or agents or is or was serving at our request as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and to pay or reimburse reasonable expenses, as such expenses are incurred, of each trustee in connection with any such proceedings. The board of trustees believes that the indemnification provision will enhance our ability to attract and retain superior trustees and officers.

   Additionally, we have entered into indemnity agreements with each of our officers and trustees which provide for reimbursement of all expenses and liabilities of such officer or trustee, arising out of any lawsuit or claim against such officer or trustee due to the fact that he or she was or is serving as an officer or trustee, except for liabilities and expenses the payment of which is judicially determined to be unlawful, liabilities and expenses relating to claims under Section 16(b) of the Securities Exchange Act, or liabilities and expenses relating to judicially determined criminal violations.

Shareholder liability

   Both the Maryland statutory law governing real estate investment trusts and the declaration of trust provide that shareholders shall not be personally or individually liable for any of our debts, acts, omissions or obligations or those of the board of trustees. The declaration of trust further provides that we shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder and that we shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, provided that the shareholder gives us prompt notice of any such claim or liability and permits us to conduct the defense of the claim. In addition, we are required to, and as a matter of practice do, insert a clause in our management and other contracts providing that shareholders assume no personal liability for obligations entered into on our behalf. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

   We intend to operate in a manner that permits us to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to us and our shareholders of the treatment of us as a real estate investment trust. Since these provisions are highly technical and complex, each prospective purchaser of the common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

   Based upon our representations with respect to the facts as set forth and explained in the discussion below, in the opinion of our counsel, Mayer, Brown & Platt, we have been organized in conformity with the requirements for qualification as a real estate investment trust, and our proposed method of operation described in this prospectus and as represented by management will enable us to satisfy the requirements for such qualification.

   This opinion is based on representations made by us as to certain factual matters relating to our organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. Our qualification and taxation as a real estate investment trust will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that we will satisfy such tests on a continuing basis.

   In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities such as us, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the "double taxation" at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a real estate investment trust.

   If we fail to qualify as a real estate investment trust in any year, we will be subject to federal income taxation as if we were a domestic corporation for that year and, potentially, one or more subsequent years, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our shareholders would be reduced or eliminated.

   The board of trustees believes that we have been organized and operated and currently intends that we will continue to operate in a manner that permits us to qualify as a real estate investment trust. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on our continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on our operating results.

   The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis.

   The following summary is not exhaustive of all possible tax considerations and does not give detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of Archstone

 General

   In any year in which we qualify as a real estate investment trust, in general we will not be subject to federal income tax on that portion of our real estate investment trust taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, shareholders are required to include their proportionate share of our undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by us.

   Notwithstanding our qualification as a real estate investment trust, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test, which are discussed below, and nonetheless maintain our qualification as a real estate investment trust because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect our profitability. We will be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if we have net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. For taxable years beginning after December 31, 2000, we will be subject to a tax of 100% on rents from real property, deductions or excess interest that would be reduced on distribution, apportionment, or allocation under Internal Revenue Code section 482, relating to organizations owned or controlled by the same interests, in a redetermination involving an organization considered our taxable real estate investment trust subsidiary. In addition, if we should fail to distribute during each calendar year at least the sum of:

     (1) 85% of our real estate investment trust ordinary income for such year;

     (2) 95% of our real estate investment trust capital gain net income for such year, other than capital gains we elect to retain and pay tax on as described below; and

     (3) any undistributed taxable income from prior years,

We would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

   A real estate investment trust is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our shareholders would be deemed to have paid the shareholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us. We may also be subject to the corporate "alternative minimum tax," as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.

   In order to qualify as a real estate investment trust, we must meet, among others, the following requirements:

 Share ownership test

   Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Under the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. For taxable years beginning after August 5, 1997, if we comply with the Treasury Department regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.

   In order to ensure compliance with the 50% test, we have placed restrictions on the transfer of our shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury Department regulations, we must maintain records which disclose the actual ownership of our outstanding shares and such regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares disclosing the actual owners of such shares as prescribed by Treasury Department regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of our records. A shareholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information. In addition, the declaration of trust provides restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements. See "Description of common shares--Restriction on size of holdings of shares". We intend to enforce the 9.8% limitation on ownership of shares to assure that our qualification as a real estate investment trust will not be compromised.

 Asset tests

   At the close of each quarter of our taxable year, we must satisfy tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership or limited liability company taxed as a partnership or disregarded entity, we will be deemed to own a proportionate share of the partnership's or limited liability company's assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, government securities, and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed either, in the case of securities of any non-government issuer, 5% of the value of our total assets, or 10% of the outstanding voting securities of any one issuer.

   Further, beginning with the calendar quarter ending March 31, 2001, we will be prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any corporation other than a qualified real estate investment trust subsidiary, another real estate investment trust or a "taxable REIT subsidiary," and no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is any corporation for which a joint election has been made by a real estate investment trust and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such real estate investment trust.

   Taxable REIT subsidiaries will be subject to full corporate level taxation on their earnings, but would be permitted to engage in certain types of activities, such as those performed by taxable entities in which we own an interest, which cannot currently be performed by real estate investment trusts or their controlled subsidiaries without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries will be subject to limitations on the deductibility of payments made to the associated real estate investment trust which could materially increase the taxable income of the taxable REIT subsidiary and will be subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust.

   Under the taxable REIT subsidiary provision, we and any taxable entity in which we own an interest will be allowed to jointly elect to treat such entity as a "taxable REIT subsidiary" for taxable years beginning after December 31, 2000. It is currently anticipated that taxable REIT subsidiary elections will be made for any such entities in which we own an interest. Assuming such elections are made, the taxable REIT subsidiary provision is not expected to have a material adverse effect on us.

 Gross income tests

   There are currently two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership or limited liability company taxed as a partnership or disregarded entity, we will be treated as receiving our share of the income and loss of the partnership or limited liability company, and the gross income of the partnership or limited liability company will retain the same character in our hands as it has in the hands of the partnership or limited liability company. The two tests are as follows:

     1. The 75% Test. At least 75% of our gross income for the taxable year must be "qualifying income". Qualifying income generally includes:

       (1) rents from real property except as modified below;

       (2) interest on obligations secured by mortgages on, or interests in, real property;

       (3) gains from the sale or other disposition of non "dealer property", which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business;

       (4) dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares;

       (5) abatements and refunds of real property taxes;

       (6) income from the operation, and gain from the sale, of "foreclosure property", which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;

       (7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

       (8) certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for shares during the one-year period following the receipt of such capital.

   Rents received from a resident will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if we, or an owner of 10% or more of our shares, directly or constructively owns 10% or more of such resident. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property, or as interest income, for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not furnish or render services to residents, other than through an "independent contractor" from whom we derive no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of apartment units for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience". For taxable years beginning after August 5, 1997, a real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation. Furthermore, for taxable years beginning after December 31, 2000, we may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

   2. The 95% Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

   For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by us for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "-- Taxation of Archstone--General".

   Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a real estate investment trust for such year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

     (1) our failure to comply was due to reasonable cause and not to willful neglect;

     (2) we report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

     (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

   If these relief provisions apply, however, we will nonetheless be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year.

 Annual distribution requirements

   In order to qualify as a real estate investment trust, we are required to make distributions, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of 95%, or 90% for taxable years beginning after December 31, 2000, of our real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 95%, or 90% for taxable years beginning after December 31, 2000, of our net income after tax, if any, from foreclosure property, minus the sum of various items of excess non-cash income.

   Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, or 90% for taxable years beginning after December 31, 2000, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, a real estate investment trust is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our shareholders would be deemed to have paid the shareholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us.

   We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 95%, or 90% for taxable years beginning after December 31, 2000, distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our real estate investment trust taxable income on the other hand. To avoid any problem with the 95%, or 90% for taxable years beginning after December 31, 2000, distribution requirement, we will closely monitor the relationship between our real estate investment trust taxable income and cash flow and, if necessary, intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

   If we fail to meet the 95%, or 90% for taxable years beginning after December 31, 2000, distribution requirement as a result of an adjustment to our tax return by the IRS, we may retroactively cure the failure by paying a "deficiency dividend", plus applicable penalties and interest, within a specified period.

 Tax aspects of our investments in partnerships

   A significant portion of our investments are owned through various limited partnerships. We will include our proportionate share of each partnership's income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in the computation of our real estate investment trust taxable income and the assets held by each partnership for purposes of the real estate investment trust asset tests.

   Our ownership interest in the partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change, which might preclude us from satisfying the real estate investment trust asset tests and gross income tests. See "--Failure to qualify" below, for a discussion of the effect of our failure to meet such tests. Based on our factual representations, in the opinion of Mayer, Brown & Platt, under existing federal income tax law and regulations, Atlantic Multifamily Limited Partnership-I, Archstone Communities Limited Partnership and Archstone Communities Limited Partnership-II will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the IRS.

 Failure to qualify

   If we fail to qualify for taxation as a real estate investment trust in any taxable year and certain relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

Taxation of our shareholders

 Taxation of taxable domestic shareholders

   As long as we qualify as a real estate investment trust, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions, and for tax years beginning after August 5, 1997, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to our shareholders.

   In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions required to be treated by such shareholder as long-term capital gains.

   Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to IRS guidance, we may classify portions of our capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

   Shareholders should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

 Backup withholding

   We will report to our domestic shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

 Taxation of tax-exempt shareholders

   The IRS has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held real estate investment trust", based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit.

   However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held real estate investment trust" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a "pension-held real estate investment trust" is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts (each owning more than a 10% interest by value in the real estate investment trust) hold in the aggregate more than 50% by value of the interests in such real estate investment trust.

 Taxation of foreign shareholders

   We will qualify as a "domestically-controlled real estate investment trust" so long as less than 50% in value of our shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trusts and estates. We currently anticipate that we will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

   Distributions of cash generated by our real estate operations, but not by the sale or exchange of our communities, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with us the required form evidencing such lower rate or unless the foreign shareholder files an IRS Form 4224 or IRS Form W-8ECI with us claiming that the distribution is "effectively connected" income. Under applicable Treasury Regulations, foreign shareholders generally must provide the IRS Form W-8ECI in lieu of IRS Form 4224 beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date. An IRS Form 4224 existing on January 1, 2000 will continue to be effective until December 31, 2000.

   Distributions of proceeds attributable to the sale or exchange by us of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

   The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors should consult their own advisors regarding the income and withholding tax considerations with respect to their investment.

Other tax considerations

 Investments in taxable subsidiaries

   Any taxable corporations in which we own an interest will pay federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. Such entities will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that such entities in which we invest are required to pay federal, state or local taxes, the cash available for distribution by such companies to their shareholders will be reduced accordingly.

 Possible legislative or other actions affecting tax consequences

   Prospective shareholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

 State and local taxes

   We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common shares.

   Each prospective purchaser is advised to consult with his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership, and sales of common shares, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

                              SELLING SHAREHOLDER

   Security Capital, including its permitted pledgees, transferees or other successors in interest may from time to time offer and sell any or all of the common shares offered by this prospectus. Our registration of the common shares does not necessarily mean that Security Capital will sell all or any of the shares.

   Security Capital beneficially owns 35,471,214 common shares representing approximately 28.96% of our outstanding common shares. All of such common shares are available for resale under this prospectus. If Security Capital sells all of the common shares covered by this prospectus, it will no longer own any of our outstanding common shares.

   During the past three years, we have had the following material relationships with Security Capital and its affiliates.

 Security Capital Investor Agreement

   We and Security Capital are parties to a Third Amended and Restated Investor Agreement, as amended. The investor agreement provides that, without first having consulted with the Security Capital nominees to the board of trustees, our management may not seek board of trustees approval of:

     (1) our annual budget;

     (2) incurring expenses in any year exceeding

       (a) any line item in the annual budget by the greater of $1,000,000 or 20% and

       (b) the total expenses set forth in the annual budget by 15%;

     (3) the acquisition or sale of any assets in any single transaction or series of related transactions in the ordinary course of our business where the aggregate purchase price paid or received by us exceeds $50 million; and

     (4) entering into any new contract with a service provider

       (a) for investment management, property management or leasing services or

       (b) which reasonably contemplates annual contract payments by us in excess of $2 million.

   We are under no obligation to accept or comply with any advice offered by Security Capital with respect to the foregoing matters.

   Additionally, so long as Security Capital beneficially owns at least 25% of the common shares, Security Capital has the right to approve the following matters proposed by us:

     (1) the issuance or sale of any common shares, including the grant of any rights, options or warrants to subscribe for or purchase common shares or any security convertible into or exchangeable for common shares or the issuance or sale of any security convertible into or exchangeable for common shares, at a price per share less than the fair market value of a common share on the date of that issuance or sale;

     (2) the issuance and sale of any securities that are mandatorily redeemable or redeemable at the option of the holder if, as a result thereof, our fixed charge coverage ratio would be less than 1.4 to 1.0;

     (3) the adoption of any employee benefit plan pursuant to which our shares or any securities convertible into our shares may be issued and any action with respect to the compensation of our senior officers, including the granting or award of any bonuses or share-based incentive awards; and

     (4) the incurrence of any additional indebtedness, including guarantees and including renegotiations and restructurings of existing indebtedness, if, as a result thereof, our interest expense coverage ratio would be less than 2.0 to 1.0.

   The restriction referred to in clause (1) above does not apply to:

       (a) the sale or grant of any options to purchase our shares pursuant to the provisions of any benefit plan approved by our shareholders;

       (b) the issuance or sale of our shares upon the exercise of any rights, options or warrants granted, or upon the conversion or exchange of any convertible or exchangeable security issued or sold, prior to the date of the investor agreement or in accordance with the provisions of the investor agreement;

       (c) the issuance or sale of any of our shares pursuant to any dividend reinvestment and share purchase plan approved by the board of trustees; or

       (d) the issuance, grant or distribution of rights, options or warrants to all holders of common shares entitling them to subscribe for or purchase our shares or securities convertible into or exercisable for our shares.

   The investor agreement also provides that, so long as Security Capital owns at least 10% of our outstanding common shares, we may not increase the number of persons serving on the board of trustees to more than twelve.

   Security Capital also is entitled to designate one or more persons to be nominated for election to the board of trustees depending upon its ownership of common shares. So long as Security Capital owns at least 10% but less than 25% of our outstanding common shares, it is entitled to nominate one person to the board of trustees. So long as Security Capital owns at least 25% of our outstanding common shares, it is entitled to nominate that number of persons as bears approximately the same ratio to the total number of members of the board of trustees as the number of common shares beneficially owned by Security Capital bears to the total number of outstanding common shares. For so long as Security Capital has a right to designate a person to serve on the board of trustees one of such designees is entitled to serve on the Executive and Investment Committee and the Executive Compensation Committee of the board of trustees. Security Capital currently has two nominees on the board of trustees.

   The agreement also restricts Security Capital, or a group of which it is a member, from acquiring in excess of 49% of the common shares subject to various exceptions.

   In addition, the investor agreement provides Security Capital with registration rights pursuant to which Security Capital has requested this registration of all of its common shares. All expenses incurred in the registration of common shares will be borne by us. These expenses include the expenses of preparing the registration statement and prospectus, all printing and photocopying expenses and all registration and filing fees under federal and state securities laws, but do not include any underwriting discounts, commissions or fees or any fees or expenses of counsel for Security Capital. We have also agreed to indemnify Security Capital and its officers, directors and controlling persons, against various liabilities, including liabilities that may arise under the Securities Act.

 Administrative Services Agreement

   We and Security Capital are parties to an Administrative Services Agreement pursuant to which Security Capital provides us with various administrative and other services with respect to aspects of our business, as selected by us from time to time. These services include, but are not limited to, cash management and accounts payable services, internal audit services, real estate research and insurance administration. Fees payable to Security Capital are based upon our specific usage at fixed rates per unit for each service provided. During the first nine months of 2000, we incurred $2.9 million for services rendered under the agreement. During 1999 and 1998, we incurred $5.5 million and $7.9 million, respectively, for services rendered under the agreement. The administrative services agreement has a one-year term and expires on December 31, 2000. The administrative services agreement can be modified or terminated by us, in whole or in part, at any time, subject to the payment of a termination fee equal to the average of the monthly charges for the three months prior to the termination. We expect that we will continue to use various of the services provided by Security Capital during 2001.

 Security Capital Protection of Business Agreement

   In September 1997, we and Security Capital entered into a Protection of Business Agreement which prohibited Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, management services to any entity which owns or operates apartment properties. The agreement expired on September 9, 2000.

 Homestead funding

   Pursuant to a funding commitment agreement entered into upon the formation of Homestead Village Incorporated, we agreed to make mortgage loans to Homestead of up to $198.8 million. We fully funded our commitment and received convertible mortgage notes to evidence fundings under the funding commitment agreement in stated amounts of $221.3 million. The notes issued to us were secured by mortgages on 54 properties of Homestead. We recorded $13.6 million in interest income from the mortgage notes during the first nine months of 2000. During 1999 and 1998, we recorded $23.6 million and $22.9 million, respectively, in interest income from the mortgage notes ($22.5 million and $21.9 million, respectively, for purposes of calculating funds from operations). On July 24, 2000, Security Capital exchanged with us 17,479,293 of our common shares held by Security Capital for consideration consisting of the Homestead notes and approximately $178.7 million in cash.

 Homestead Protection of Business Agreement

   We and Homestead are parties to a Protection of Business Agreement, which prohibits us and our affiliates from engaging, directly or indirectly, in the extended-stay lodging business except through Homestead and its subsidiaries. The protection of business agreement also prohibits Homestead from directly or indirectly engaging in the ownership, operation, development, management or leasing of apartment properties. The protection of business agreement does not prohibit us from:

     (1) owning securities of Homestead;

     (2) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as we do not actively participate in the business of that person;

     (3) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties; and

     (4) owning securities of another person primarily engaged in a business other than owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not that person owns, operates, develops, manages or leases extended-stay lodging properties.

   The protection of business agreement does not prohibit Homestead from:

     (1) owning our securities or securities of Security Capital;

     (2) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing garden-style apartment properties; and

     (3) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing garden-style apartment properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties.

   The protection of business agreement will terminate in the event of an acquisition, directly or indirectly, by any person or group of associated persons acting in concert, other than us or Security Capital or their respective affiliates, of 25% or more of the outstanding voting stock of Homestead, without the prior written consent of Homestead's board of directors. Subject to earlier termination pursuant to the preceding sentence, the protection of business agreement will terminate on October 17, 2006.

                              PLAN OF DISTRIBUTION

   We will not receive any proceeds from the sale of common shares by Security Capital. Security Capital may sell common shares directly or though broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. Common shares may be sold from time to time by Security Capital or by its permitted pledgees, transferees or other successors in interest to Security Capital. The distribution of the common shares may be effected in one or more transactions that may take place through the New York Stock Exchange, including block trades or ordinary broker's transactions, or through broker-dealers acting either as principal or agent, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices for cash or other consideration. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by Security Capital in connection with such sales. Additionally, Security Capital may issue common shares upon conversion or exchange of convertible or exchangeable securities issued by Security Capital.

   The aggregate proceeds to Security Capital from the sale of common shares will be the purchase price of the common shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by us. Security Capital and any dealers or agents that participate in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the common shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

   To the extent required, the specific number of common shares to be sold, the names of the selling shareholders, if other than Security Capital, purchase price, public offering price, the terms upon which such securities may be issued, the names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in any accompanying prospectus supplement.

   Pursuant to the investor agreement described above, we have agreed to bear certain expenses of registration of the common shares under federal and state securities laws (currently estimated to be approximately $325,000) and of any offering and sale hereunder not including certain expenses such as commissions or discounts of underwriters, dealers or agents and fees attributable to the sale of the common shares. We have also agreed to indemnify Security Capital against liabilities, including certain potential liabilities arising under the Securities Act, or to contribute to the payments Security Capital may be required to make in respect thereof.

                                    EXPERTS

   The financial statements and schedule of Archstone Communities Trust as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, which reports are incorporated by reference in this prospectus, and upon the authority of that firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on our financial statements issued at future dates, and consents to the use of their report thereon, those financial statements also will be incorporated by reference in the registration statement in reliance upon their report and that authority.

   With respect to our unaudited condensed interim financial information for the periods ended March 31, 2000 and 1999, and June 30, 2000 and 1999, incorporated by reference in this prospectus, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, and June 30, 2000, and incorporated by reference in this prospectus, state that they did not audit, and they do not express an opinion, on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

   Mayer, Brown & Platt, Chicago, Illinois, will provide us with opinions as to the validity of the common shares being offered pursuant to this prospectus, various tax matters related to us and our shareholders and various other legal matters in connection with the securities offered under this prospectus. Mayer, Brown & Platt has in the past represented and is currently representing us and our affiliates, including Security Capital.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The expenses to be paid in connection with the distribution of the securities being registered are estimated as follows and will be borne by the registrant and selling shareholder as shown below:

                                                                      Borne by
                                                           Borne by    Selling
                                                          Registrant Shareholder
                                                          ---------- -----------
   SEC registration fee..................................  $217,722    $    0
   Accounting fees and expenses..........................  $ 10,000    $    0
   Legal fees and expenses...............................  $ 25,000    $    0
   Printing fees.........................................  $ 50,000    $    0
   Miscellaneous fees and expenses.......................  $ 22,278    $5,000
                                                           --------    ------
     Total...............................................  $325,000    $5,000
                                                           ========    ======

Item 15. Indemnification of Directors and Officers.

   Article 4, Section 11 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to indemnification of Trustees:

   "The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings."

   Article 4, Section 10 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of
Trustees:

   "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

   Article VIII, Section 2 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to the indemnification of officers:

   "The Trust shall indemnify each officer and employee, and shall have the power to indemnify each agent, of the Trust to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings."

   Article VIII, Section 1 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of officers:

   "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

   The registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under
Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

Item 16. Exhibits.

   A list of exhibits filed herewith is contained on the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective registration amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that: (a) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (b) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 8th day of November, 2000.

                                          Archstone Communities Trust

                                                   /s/ R. Scot Sellers
                                          By: _________________________________
                                                      R. Scot Sellers
                                                Chairman and Chief Executive
                                                           Officer

                           SPECIAL POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each of Archstone Communities Trust, a Maryland real estate investment trust, and the undersigned trustees and officers of Archstone Communities Trust, hereby constitutes and appoints R. Scot Sellers, Charles E. Mueller, Jr. and Caroline Brower, its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including pursuant to Rule 462(b)), and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ R. Scot Sellers           Chairman, Chief Executive   November 8, 2000
______________________________________  Officer (principal
           R. Scot Sellers              executive officer) and
                                        Trustee

   /s/ Charles E. Mueller, jr.         Chief Financial Officer     November 8, 2000
______________________________________  (principal financial
       Charles E. Mueller, Jr.          officer)

        /s/ William Kell               Controller (principal       November 8, 2000
______________________________________  accounting officer) and
             William Kell               Senior Vice President

    /s/ C. Ronald Blankenship          Trustee                     November 8, 2000
______________________________________
        C. Ronald Blankenship

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ James A. Cardwell            Trustee                     November 8, 2000
______________________________________
          James A. Cardwell

       /s/ Ned S. Holmes               Trustee                     November 8, 2000
______________________________________
            Ned S. Holmes

    /s/ John T. Kelley, iii            Trustee                     November 8, 2000
______________________________________
         John T. Kelley, III

     /s/ James H. Polk, iii            Trustee                     November 8, 2000
______________________________________
          James H. Polk, III

      /s/ John M. Richman              Trustee                     November 8, 2000
______________________________________
           John M. Richman

     /s/ John C. Schweitzer            Trustee                     November 8, 2000
______________________________________
          John C. Schweitzer

                                 EXHIBIT INDEX

 Exhibit
 Number                           Document Description
 -------                          --------------------

  4.1 Amended and Restated Declaration of Trust of Archstone (incorporated by reference to Exhibit 4.1 to Archstone's Current Report on Form 8-K dated July 7, 1998)

  4.2 Second Amended and Restated Bylaws of Archstone (incorporated by reference to Exhibit 3.2 to Archstone's Annual Report on Form 10-K for the year ended December 31, 1999)

  4.3    Articles Supplementary, dated August 3, 1999, related to the Series D
         Cumulative Redeemable Preferred Shares of Beneficial (incorporated by reference to Exhibit 99.2 to Archstone's Current Report on Form 8-K, dated August 3, 1999)

  4.4    Articles Supplementary, dated August 13, 1999, related to the Series E
         Cumulative Redeemable Preferred Shares of Beneficial Interest
         (incorporated by reference to Exhibit 4.1 to Archstone's Quarterly
         Report on Form 10-Q for the quarter ended September 30, 1999)

  4.5    Certificate of Correction, dated October 12, 1999, to the Articles
         Supplementary, dated August 13, 1999, related to the Series E
         Cumulative Redeemable Preferred Shares of Beneficial Interest
         (incorporated by reference to Exhibit 4.2 to Archstone's Quarterly
         Report on Form 10-Q for the quarter ended September 30, 1999)

  4.6    Articles Supplementary, dated September 27, 1999, related to the
         Series F Cumulative Redeemable Preferred Shares of Beneficial Interest
         (incorporated by reference to Exhibit 4.3 to Archstone's Quarterly
         Report on Form 10-Q for the quarter ended September 30, 1999)

  4.7    Articles Supplementary dated March 3, 2000 related to the Series G
         Cumulative Redeemable Preferred Shares of Beneficial Interest
         (incorporated by reference to Exhibit 4.1 to Archstone's Quarterly
         Report on Form 10-Q for the quarter ended March 31, 2000)

  4.8 Articles of Amendment of Amended and Restated Declaration of Trust, dated as of May 17, 2000 (incorporated by reference to Exhibit 3.1 to Archstone's Quarterly Report on Form 10-Q for the quarter ended June
         30, 2000)

  4.9    Indenture, dated as of February 1, 1994, between Archstone and Morgan
         Guaranty Trust Company of New York, as Trustee relating to Archstone's unsecured senior debt securities (incorporated by reference to Exhibit
         4.2 to Archstone's Annual Report on Form 10-K for the year ended
         December 31, 1993)

  4.10   First Supplemental Indenture, dated as of February 2, 1994, among
         Archstone, Morgan Guaranty Trust Company of New York and State Street
         Bank and Trust Company, as successor Trustee (incorporated by reference to Exhibit 4.3 to Archstone's Annual Report on Form 8-K dated July 19, 1994)

  4.11   Rights Agreement, dated as of July 21, 1994, between Archstone and
         Chemical Bank, including Form of Rights Certificate (incorporated by reference to Exhibit 4.2 to Archstone's Current Report on Form 8-K dated July 19, 1994)

  4.12   First Amendment, dated as of February 8, 1995, to the Rights Agreement
         (incorporated by reference to Exhibit 4.13 to Archstone's Annual
         Report on Form 10-K for the year ended December 31, 1994)

  4.13   Indenture, dated as of August 14, 1997 from Security Capital Atlantic
         Incorporated to State Street Bank and Trust Company, as Trustee
         (incorporated by reference to Exhibit 4.8 of Security Capital Atlantic
         Incorporated's Registration Statement on Form S-11 (File No. 333-
         30747))

  4.14 Form of share certificate for common Shares of Beneficial Interest of Archstone (incorporated by reference to Archstone's Registration
         Statement on Form 8-A dated June 23, 1998)

 Exhibit
 Number                           Document Description
 -------                          --------------------

  5.1 Opinion of Mayer, Brown & Platt as to legality of the securities being registered

  8.1    Opinion of Mayer, Brown & Platt as to tax matters

 15.1    Letter from KPMG LLP as to unaudited interim financial information

 23.1    Consent of KPMG LLP

 23.2    Consent of Mayer, Brown & Platt (included in the opinions filed as
         Exhibits 5.1 and 8.1)

 24.1    Power of Attorney (included in this Registration Statement on page II-
         4)
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